Exhibit 99.1

Statera Biopharma Announces Pricing of $2.0 Million Registered Direct Offering

FORT COLLINS, Colo., February 6, 2022 /GLOBE NEWSWIRE/ -- Statera Biopharma, Inc. (NASDAQ: STAB) (the “Company” or “Statera Biopharma”), a leading biopharmaceutical company creating next-generation immune therapies that focus on immune restoration and homeostasis, today announced that it entered into a securities purchase agreement with a certain institutional investor to purchase approximately $2.0 million worth of its common stock and warrants in a registered direct offering.

Under the terms of the securities purchase agreement, the Company has agreed to sell approximately 2.0 million shares of its common stock and warrants to purchase approximately 2.0 million shares of common stock. The warrants will be exercisable immediately, have an exercise price of $1.00 per share, and will expire five years from the initial exercise date. The purchase price for one share of common stock and one warrant will be $1.00.

The gross proceeds to the Company from the registered direct offering are estimated to be approximately $2.0 million, before deducting the placement agent's fees and other estimated offering expenses. The offering is expected to close on or about February 9, 2022, subject to the satisfaction of customary closing conditions.

EF Hutton, division of Benchmark Investments, LLC, is acting as exclusive placement agent for the offering. Bridgeway Capital Partners is acting as the Company’s financial advisor.

Anthony L.G., PLLC is acting as legal counsel to Statera Biopharma, Inc. and Carmel, Milazzo & Feil LLP is acting as legal counsel to EF Hutton for the offering.

The proposed offering of the common stock and warrants described above is being offered by the Company pursuant to a "shelf" registration statement on Form S-3 (File No. 333-238578) filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on May 29, 2020, and the accompanying prospectus contained therein.

The offering is being made only by means of a prospectus supplement and accompanying prospectus. A prospectus supplement describing the terms of the public offering will be filed with the SEC and will form a part of the effective registration statement.

Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting EF Hutton, division of Benchmark Investments, LLC Attention: Syndicate Department, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at syndicate@efhuttongroup.com, or by telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Statera Biopharma

Statera Biopharma (formerly Cytocom, Inc.) is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera has one of the largest platforms of toll-like receptor (TLR) agonists in the biopharmaceutical industry with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera has clinical or preclinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), pancreatic cancer (STAT-401) and COVID-19 (STAT-205) in addition to potential expansion into fibromyalgia and multiple sclerosis. To learn more about Statera Biopharma, please visit www.staterabiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in this press release, including statements regarding the Company’s expected clinical development timeline for the Company’s product candidates, future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any laws or regulations applicable to the Company, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on the current expectations about future events held by management. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual future results may differ materially from those discussed here for various reasons. The Company discusses many of these risks under the heading “Risk Factors” in the proxy statement/prospectus filed with the SEC on June 10, 2021, as updated by the Company’s other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contacts:
Statera Biopharma
Nichol Ochsner
Executive V.P. Investor Relations and Corporate Communications
(732) 754-2545
nichol.ochsner@staterabiopharma.com

FINN Partners

Glenn Silver (Media)

(973) 818-8198

glenn.silver@finnpartners.com

FINN Partners

David Carey (IR)
(212) 867-1768
David.carey@finnpartners.com